Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel Manpower Inc. +1.414.906.6305 michael.vanhandel@manpower.com

Manpower Reports 2ND Quarter and First Half 2007 Results

MILWAUKEE, WI, USA, July 19, 2007 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended June 30, 2007 increased 104% to $1.86 from 91 cents in the prior year period. Net earnings in the quarter increased to $160.4 million from $80.4 million a year earlier. Revenues for the second quarter were $5.0 billion, an increase of 15 percent from the year earlier period.

Second quarter results were favorably impacted 66 cents per diluted share as a result of a change in the calculation of French payroll taxes retroactive to January 1, 2006. Of this amount, 45 cents relates to reduced payroll taxes for 2006, 10 cents for the first quarter of 2007 and 11 cents the second quarter of 2007. Second quarter results were also favorably impacted by 5 cents per diluted share as foreign currencies were relatively stronger compared to the second quarter of 2006. On a constant currency basis, revenues increased 9% over the prior year period.

“We continue to experience positive trends throughout the major geographies and segments of our business, with the European geography driving a substantial portion of our growth in both revenue and profit,” said Jeffrey A. Joerres, Chairman and CEO.

“Throughout the world our organization continues to make great strides in securing growth at profitable levels, expanding our offering in permanent recruitment and driving efficiencies. The Manpower team is doing an impressive job of helping our clients win, while at the same time, improving our operational excellence.

“We are anticipating the third quarter of 2007 diluted earnings per share to be in the range of $1.39 to $1.43, which includes an estimated favorable currency impact of 8 cents,” Joerres stated.

Earnings per diluted share for the six months ended June 30, 2007 were $2.54 compared to $1.50 per diluted share in 2006. Net earnings were $219.9 million compared to $133.0 million in the prior year. Revenues for the six-month period were $9.6 billion, an increase of 16 percent from the prior year or 9 percent in constant currency. Foreign currency exchange rates had a favorable impact of 10 cents for the six-month period.

Included in net earnings in the first half of 2006 is a 16 cent per diluted share charge related to reorganization costs and a global cost reduction initiative. Also included in the prior year period are earnings per diluted share from discontinued operations of 27 cents.

In conjunction with its second quarter earnings release, Manpower will broadcast its conference call live over the Internet on July 19, 2007 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2006, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$5,034.4	$4,384.6	14.8%	8.8%
Cost of services	4,010.3	3,601.8	11.3%

Gross profit	1,024.1	782.8	30.8%	24.3%
Selling and administrative expenses	747.1	644.7	15.9%	10.4%

Operating profit	277.0	138.1	100.7%	89.5%
Interest and other expenses	7.7	12.5	-38.1%

Earnings before income taxes and discontinued operations	269.3	125.6	114.5%	103.7%
Provision for income taxes	108.9	46.0	137.0%

Net earnings from continuing operations	160.4	79.6	101.6%	91.4%
Income from discontinued operations, net of income taxes	—	0.8	N/A

Net earnings	$160.4	$80.4	99.6%	89.5%

Net earnings per share - basic:
Continuing operations	$1.90	$0.91	108.8%
Discontinued operations	—	0.01	N/A

Total	$1.90	$0.92	106.5%

Net earnings per share - diluted:
Continuing operations	$1.86	$0.90	106.7%	96.7%
Discontinued operations	—	0.01	N/A

Total	$1.86	$0.91	104.4%	94.5%

Weighted average shares - basic	84.4	87.3	-3.3%

Weighted average shares - diluted	86.2	88.7	-2.8%

(a)	Revenues from services include fees received from our franchise offices of $9.0 million and $8.8 million for the three months ended June 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $361.8 million and $388.8 million for the three months ended June 30, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$488.6	$534.6	-8.6%	-8.6%
France	1,784.9	1,535.6	16.2%	8.5%
Other EMEA (b)	1,582.0	1,257.5	25.8%	17.2%
Italy (b)	353.8	291.7	21.3%	13.3%
Jefferson Wells	83.8	98.8	-15.1%	-15.1%
Right Management	105.8	102.6	3.2%	-0.4%
Other Operations	635.5	563.8	12.7%	10.8%

	$5,034.4	$4,384.6	14.8%	8.8%

Operating Unit Profit:
United States	$26.1	$22.5	16.2%	16.2%
France	163.7	49.7	229.1%	209.3%
Other EMEA (b)	55.7	29.5	89.0%	77.7%
Italy (b)	29.1	21.2	37.4%	28.5%
Jefferson Wells	1.1	10.0	-89.0%	-89.0%
Right Management	11.0	11.1	0.1%	-3.8%
Other Operations	15.0	14.8	1.6%	1.7%

	301.7	158.8
Corporate expenses	21.4	17.4
Amortization of intangible assets	3.3	3.3

Operating profit	277.0	138.1	100.7%	89.5%
Interest and other expenses (c)	7.7	12.5

Earnings before income taxes and discontinued operations	$269.3	$125.6

(a)	In the United States, revenues from services include fees received from the related franchise offices of $6.5 million and $6.0 million for the three months ended June 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $278.5 million and $291.9 million for the three months ended June 30, 2007 and 2006, respectively.

(b)	Italy and Other EMEA were combined as the EMEA segment in previous years. All previous years have been revised to conform to the current year presentation.

(c)	The components of interest and other expenses were:

Interest expense	$15.3	$13.1
Interest income	(8.4)	(3.8)
Foreign exchange losses	0.1	1.3
Miscellaneous expenses, net	0.7	1.9

	$7.7	$12.5

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$9,570.0	$8,261.8	15.8%	9.2%
Cost of services	7,745.9	6,785.8	14.1%

Gross profit	1,824.1	1,476.0	23.6%	16.9%
Selling and administrative expenses	1,443.8	1,277.6	13.0%	7.2%

Operating profit	380.3	198.4	91.7%	79.6%
Interest and other expenses	17.3	25.5	-32.0%

Earnings before income taxes and discontinued operations	363.0	172.9	110.0%	98.4%
Provision for income taxes	143.1	63.8	124.3%

Net earnings from continuing operations	219.9	109.1	101.6%	90.5%
Income from discontinued operations, net of income taxes	—	23.9	N/A

Net earnings	$219.9	133.0	65.4%	56.3%

Net earnings per share - basic:
Continuing operations	$2.60	$1.25	108.0%
Discontinued operations	—	0.27	N/A

Total	$2.60	$1.52	71.1%

Net earnings per share - diluted:
Continuing operations	$2.54	$1.23	106.5%	95.1%
Discontinued operations	—	0.27	N/A

Total	$2.54	$1.50	69.3%	60.0%

Weighted average shares - basic	84.6	87.3	-3.1%

Weighted average shares - diluted	86.5	88.8	-2.6%

(a)	Revenues from services include fees received from our franchise offices of $17.4 million and $16.8 million for the six months ended June 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $724.2 million and $751.6 million for the six months ended June 30, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$972.2	$1,044.9	-7.0%	-7.0%
France	3,277.9	2,776.1	18.1%	9.3%
Other EMEA (b)	3,058.4	2,407.3	27.0%	17.1%
Italy (b)	658.6	534.1	23.3%	14.2%
Jefferson Wells	165.1	194.3	-15.0%	-15.0%
Right Management	199.7	197.9	0.9%	-2.9%
Other Operations	1,238.1	1,107.2	11.8%	10.7%

	$9,570.0	$8,261.8	15.8%	9.2%

Operating Unit Profit:
United States	$37.6	$32.0	17.8%	17.8%
France	207.6	80.1	159.0%	142.2%
Other EMEA (b)	92.4	43.1	114.2%	98.9%
Italy (b)	45.5	30.6	49.0%	38.3%
Jefferson Wells	2.1	15.7	-86.6%	-86.6%
Right Management	17.1	15.7	9.5%	5.8%
Other Operations	27.8	32.4	-14.3%	-14.5%

	430.1	249.6
Corporate expenses	43.3	44.7
Amortization of intangible assets	6.5	6.5

Operating profit	380.3	198.4	91.7%	79.6%
Interest and other expenses (c)	17.3	25.5

Earnings before income taxes and discontinued operations	$363.0	$172.9

(a)	In the United States, revenues from services include fees received from the related franchise offices of $11.8 million and $11.3 million for the six months ended June 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $547.6 million and $574.2 million for the six months ended June 30, 2007 and 2006, respectively.

(b)	Italy and Other EMEA were combined as the EMEA segment in previous years. All previous years’ results have been revised to conform to the current year presentation.

(c)	The components of interest and other expenses were:

Interest expense	$29.5	$24.7
Interest income	(15.6)	(7.1)
Foreign exchange losses	0.2	2.2
Miscellaneous expenses, net	3.2	5.7

	$17.3	$25.5

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	June 30 2007	Dec. 31 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$710.8	$687.9
Accounts receivable, net	4,214.9	3,837.2
Prepaid expenses and other assets	134.9	90.5
Future income tax benefits	76.4	66.4

Total current assets	5,137.0	4,682.0
Other assets:
Goodwill and other intangible assets, net	1,323.1	1,293.6
Other assets	329.9	336.4

Total other assets	1,653.0	1,630.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	738.2	693.2
Less: accumulated depreciation and amortization	531.7	491.1

Net property and equipment	206.5	202.1

Total assets	$6,996.5	$6,514.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,005.6	$889.9
Employee compensation payable	192.9	180.7
Accrued liabilities	655.0	562.1
Accrued payroll taxes and insurance	616.6	699.9
Value added taxes payable	573.9	517.0
Short-term borrowings and current maturities of long-term debt	35.8	32.0

Total current liabilities	3,079.8	2,881.6
Other liabilities:
Long-term debt	811.9	791.2
Other long-term liabilities	439.2	367.1

Total other liabilities	1,251.1	1,158.3
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,464.6	2,420.7
Retained earnings	805.5	617.0
Accumulated other comprehensive income	164.4	120.6
Treasury stock, at cost	(769.9)	(685.1)

Total shareholders’ equity	2,665.6	2,474.2

Total liabilities and shareholders’ equity	$6,996.5	$6,514.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended June 30
	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$219.9	$133.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of business	—	(29.3)
Depreciation and amortization	44.1	43.8
Deferred income taxes	41.8	(25.3)
Provision for doubtful accounts	8.8	11.8
Share-based compensation	11.8	10.2
Excess tax benefit on exercise of stock options	(5.4)	(1.6)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(296.2)	(216.4)
Other assets	(42.9)	18.1
Other liabilities	159.4	191.3

Cash provided by operating activities	141.3	135.6

Cash Flows from Investing Activities:
Capital expenditures	(41.8)	(34.8)
Acquisitions of businesses, net of cash acquired	(18.1)	(7.2)
Proceeds from sale of business	—	29.6
Proceeds from sale of an equity interest	—	8.8
Proceeds from the sale of property and equipment	5.0	3.1

Cash used by investing activities	(54.9)	(0.5)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	3.0	250.8
Proceeds from stock option and purchase plans	31.7	40.6
Excess tax benefit on exercise of stock options	5.4	1.6
Repurchases of common stock	(89.0)	(119.1)
Dividends paid	(27.1)	(23.7)

Cash (used) provided by financing activities	(76.0)	150.2

Effect of exchange rate changes on cash	12.5	27.9

Change in cash and cash equivalents	22.9	313.2
Cash and cash equivalents, beginning of period	687.9	454.9

Cash and cash equivalents, end of period	$710.8	$768.1